Exhibit 5.01

[Letterhead of O'Melveny & Myers LLP]

December 4, 2001

Southwest Gas Corporation
5241 Spring Mountain Road
Las Vegas, Nevada 89102

                             Re:   Registration of $200,000,000 of
                                      Securities

Ladies and Gentlemen:

        At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Southwest Gas Corporation (the “Company”) with the Securities and Exchange Commission in connection with the registration of $200,000,000 aggregate offering price of securities (the “Securities”), consisting of one or more series of debt securities (the “Debt Securities”); one or more series of shares of preferred stock, par value $1.00 per share (the “Preferred Stock”); depositary shares representing interests in the Preferred Stock (the “Depositary Shares”); and shares of common stock, par value $1.00 per share (the “Common Stock”). We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Securities.

        Subject to (i) the proposed additional proceedings being taken as now contemplated by us as your counsel prior to the issuance of the Securities; (ii) the effectiveness of the Registration Statement under the Securities Act of 1933, as amended; (iii) the establishment of the terms of the Debt Securities in accordance with the Indenture dated as of July 15, 1996 between the Company and The Bank of New York (formerly Harris Trust and Savings Bank); (iv) the establishment of the terms of the Preferred Stock, if applicable, in accordance with the terms of the Company’s Restated Articles of Incorporation and applicable law; (v) the due, authorization, execution and delivery of a Deposit Agreement (in the case of Depositary Shares); and (vi) the authorization, execution, delivery and authentication of and payment for the Securities, it is our opinion that:

           1.   The Debt Securities will, upon the issuance and sale thereof in the manner referred to in the Registration Statement and any related prospectus supplement, constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

           2.    The Preferred Stock will, upon the issuance and sale thereof in the manner referred to in the Registration Statement and any related Prospectus Supplement, be validly issued, fully paid and nonassessable.

3. The persons in whose names the Depositary Shares represented by depositary receipts are registered will be entitled to the rights specified in the Deposit Agreement.

           4.    The Common Stock, including any Common Stock that may be issuable pursuant to the conversion of any Debt Securities or Preferred Stock will, upon the issuance and sale thereof in the manner specified in the Registration Statement and any related prospectus supplement, be validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O'MELVENY & MYERS LLP